Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
of
MERCK & CO., Inc.
May 17, 2007

RESTATED
CERTIFICATE OF INCORPORATION
of
MERCK & CO., Inc.
     Merck & Co., Inc., a corporation organized and existing under the laws of the State of New Jersey, restates and integrates its Restated Certificate of Incorporation, as heretofore amended, to read in full as herein set forth:
ARTICLE I: NAME
     The name of the Corporation shall be Merck & Co., Inc.
ARTICLE II: REGISTERED OFFICE AND AGENT
     The address of the Corporation’s registered office shall be 820 Bear Tavern Road, City of West Trenton, County of Mercer, State of New Jersey, 08628, and the name of its registered agent thereat shall be The Corporation Trust Company.
ARTICLE III: OBJECTS AND PURPOSES
     The objects and purposes of the Corporation shall be:
     To carry on the business of exercising, performing, developing, manufacturing, producing, obtaining, promoting, selling and distributing rights, services, goods, wares, and merchandise of all kinds, including but not by way of limitation, those in the chemical, mineral, pharmaceutical, biological, medicinal, agricultural, mechanical and electrical fields;
     To carry on such business alone, in, with or as agent for other individuals, partnerships, joint ventures, corporations, syndicates or other forms of enterprise; and
     To borrow or lend money and to make guarantees insofar as such powers may now or hereafter be lawfully exercised by a corporation subject to Title 14A of the New Jersey statutes.
     The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which any corporation subject to Title 14A of the New Jersey statutes may now or hereafter be empowered to exercise.
ARTICLE IV: CAPITAL STOCK
     The amount of the total authorized capital stock of the Corporation shall be 5,410,000,000 shares, consisting of 5,400,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, without par value, issuable in one or more series.
     The Board of Directors may from time to time offer for subscription or otherwise issue or sell any or all of the unissued stock of any class, or any shares of stock of any class which may be held in the treasury of the Corporation, to such persons, firms or corporations and for such consideration (so far as may be permitted by the laws of the State of New Jersey) as it shall from time to time in its absolute discretion determine. No holder of capital stock shall have any pre-emptive right as such holder to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, including unissued and treasury stock, or obligations or other securities convertible into or exchangeable for stock of any class, or warrants or other instruments evidencing rights or options to subscribe for, purchase or receive any stock of any class, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
     The preferences, qualifications, limitations, voting rights and restrictions with respect to the capital stock of the Corporation shall be as follows (headings are for convenience only and are not to be taken as aids to interpretation):
(A) Preferred Stock
     1. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Restated Certificate of Incorporation, to authorize in accordance with New Jersey law from time to time the issue of one of more series of Preferred Stock and with respect to any such series to fix the numbers, designations, rights, preferences and limitations of such series, including, but without limiting the generality of the foregoing, series of Preferred Stock:
     (a) entitling the holders thereof to cumulative, non-cumulative or partial cumulative dividends, or to no dividends;
     (b) entitling the holders thereof to receive dividends payable on a parity with, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;
     (c) entitling the holders thereof to preferential rights upon the liquidation of, or upon any distribution of the assets of, the Corporation;
     (d) convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes;
     (e) redeemable, in whole or in part, at the option of the Corporation, in cash, bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors shall so provide, including provision for the creation of a sinking fund for the redemption thereof; and
     (f) lacking voting rights or having limited voting rights or enjoying special or multiple voting rights; provided, however, that no Preferred Stock that is convertible into shares of Common Stock shall have voting rights entitling a holder of a share of Preferred Stock to a greater number of votes than those applicable to the number of Common Shares into which such share of Preferred Stock is convertible, at the initial conversion rate set for such Preferred Stock at the time of issuance thereof.
The Board of Directors may change the designation, rights, preferences, limitations, description and terms of, and number of shares in, any series as to which no shares have theretofore been issued.
     All shares of any one series shall be identical in all respects with all the other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
     2. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock which are not classified into any series.
(B) Common Stock
     Subject to the preferences, qualifications, limitations, voting rights and restrictions with respect to each class of the capital stock of the Corporation having any preference or priority over the Common Stock, the holders of the Common Stock shall have and possess all rights appertaining to capital stock of the Corporation.
     With respect to each matter submitted to a vote of the stockholders, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. There shall be no cumulative voting. At each election of directors, a nominee for election as a director shall be elected to the Board of Directors if the number of votes cast for such nominee’s election exceeds the number of votes cast against such nominee’s election; provided that, if at any election of directors, the number of nominees for election as directors exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast at such election of directors.
     Any of the following actions may be taken by the affirmative vote of a majority of the votes cast by the holders of shares of the Corporation entitled to vote thereon: (1) the adoption by the stockholders of a proposed amendment of this Restated Certificate of Incorporation; (2) the approval by the stockholders of a proposed plan of merger or consolidation; (3) the approval by the stockholders of a sale, lease, exchange, or other disposition of all, or substantially all, the assets of the Corporation, if not in the usual and regular course of business as conducted by the Corporation; (4) the approval by the stockholders of a proposed plan of exchange; or (5) the approval by the stockholders of a proposed dissolution.
     Optional rights to purchase shares of Common Stock may be granted, on such terms, at such price, in such manner and at such time or times as may be expressed in a resolution or resolutions adopted by the Board of Directors, and warrants or other evidence of such optional rights may be issued.
     The Corporation shall not be required to issue any fraction of a share of Common Stock of the Corporation.
ARTICLE V: BY-LAWS
     The Board of Directors shall have power to make, alter and repeal By-Laws; but By-Laws made by the directors may be altered or repealed by the stockholders. Notwithstanding anything contained in this Restated Certificate of Incorporation or the By-Laws of the Corporation to the contrary (and notwithstanding that a lesser percentage may be specified by law or the By-Laws), Article II of the By-Laws shall not be altered, amended or repealed by the Board of Directors and no provision inconsistent therewith shall be adopted by the Board of Directors without the affirmative vote of a majority of the entire Board of Directors.
ARTICLE VI: DIRECTORS
     The number of directors of the Corporation shall be such number, not less than three, as may, from time to time, be determined in accordance with the By-Laws. The By-Laws shall prescribe the manner in which the number of directors necessary to constitute a quorum of the Board of Directors shall be determined, which number may be less than a majority of the whole Board of Directors. The By-Laws shall also prescribe the manner in which the retirement age of and other restrictions and qualifications for directors of the Corporation shall be determined. Advance notice of nomination by a stockholder for the election of directors shall be made in the manner provided in the By-Laws.
     At the 2004 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2005 annual meeting of stockholders; at the 2005 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of stockholders; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders. Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders. At such annual meeting, such director or a successor to such director shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.
     Any director may be removed from office as a director by the affirmative vote of the stockholders but only for cause.
     The Board of Directors, by vote of a majority of the whole Board, may appoint from the directors an executive committee and such other committees as they may deem judicious; and to such extent as shall be provided in the resolution of the Board or in the By-Laws, may delegate to such committees all or any of the authority of the Board of Directors which may be lawfully delegated, and such committees shall have and thereupon may exercise all or any of the authority so delegated to them. The Board of Directors of the

Corporation or the By-Laws may provide the number of members necessary to constitute a quorum of any committee and the number of affirmative votes necessary for action by any committee.
     Any officer and any employee elected or appointed by the Board of Directors may be removed (except from the office of director) at any time by a vote of a majority of the whole Board of Directors. Any other employee of the Corporation may be removed at any time by vote of the Board of Directors or by any committee or officer or employee upon whom such power of removal may be conferred by the By-Laws or by vote of the Board of Directors.
     The Board of Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions and regulations the accounts, books and records of the Corporation or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account or book or document or record of the Corporation except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.
     No contract or other transaction of the Corporation shall be affected by the fact that any of the directors of the Corporation are in any way interested in or connected with any other party to such contract or transaction, or are themselves parties to such contract or transaction, provided that at the meeting of the Board of Directors or of the committee thereof authorizing or confirming such contract or transaction there shall be present a quorum of directors not so interested or connected, and such contract or transaction shall be approved by a majority of such quorum, which majority shall consist of directors not so interested or connected.
     Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, pursuant to Article IV hereof, shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by the terms of the applicable series.
ARTICLE VII: DURATION
     The duration of the Corporation shall be perpetual.
ARTICLE VIII: AMENDMENTS
     The Corporation reserves the right to amend, alter, change or repeal any of the provisions contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors and/or stockholders herein are granted subject to this reservation.
ARTICLE IX: STOCKHOLDER ACTION
     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.
ARTICLE X: PURCHASES OF STOCK OF THE CORPORATION
     (A) Except as otherwise expressly provided in this Article X, the Corporation may not purchase any shares of Common Stock at a per-share price in excess of the Fair Market Price (as hereinafter defined) as of the time of such purchase from a person known by the Corporation to be a Substantial Stockholder (as hereinafter defined), unless such purchase has been approved by the affirmative vote of the holders of at least two-thirds of the shares of Common Stock voted thereon held by Disinterested Stockholders (as hereinafter defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law, in this Restated Certificate of Incorporation or in any agreement with any national securities exchange or otherwise.
     (B) The provisions of this Article X shall not apply to (1) any purchase pursuant to an offer to purchase which is made on the same terms and conditions to the holders of all of the outstanding shares of Common Stock or (2) any open market purchase that constitutes a Public Transaction (as hereinafter defined).
     (C) For the purposes of this Article X:
     1. “Person” shall mean any individual, firm, trust, partnership, association, corporation or other entity.
     2. “Substantial Stockholder” shall mean any person (other than any employee benefit plan or trust of the Corporation or any similar entity) who or which:
     (a) is the beneficial owner of more than 5% of the combined voting power of the then outstanding Common Stock, the acquisition of any shares of which has occurred within the two-year period immediately prior to the date on which the Corporation purchases any such shares; or
     (b) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Common Stock beneficially owned by a Substantial Stockholder, unless such assignment or succession shall have occurred pursuant to a Public Transaction or any series of transactions involving a Public Transaction and, with respect to all shares of Common Stock owned by such person, has been the beneficial owner of any such shares for a period of less than two years (including, for these purposes, the holding period of the Substantial Stockholder from whom such person acquired shares).
     For the purposes of determining whether a person is a Substantial Stockholder, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph 4 below but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
     3. “Public Transaction” shall mean any (a) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933 or (b) open market purchase of shares on a national securities exchange if, in either such case, the price and other terms of sale are not negotiated by the purchaser and the seller of the beneficial interest in the shares.
     4. A person shall be a “beneficial owner” of any Common Stock:
     (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or
     (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or
     (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.
     5. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1985.
     6. “Disinterested Stockholders” shall mean those holders of Common Stock who are not Substantial Stockholders.
     7. “Fair Market Price” shall mean the highest closing sale price on the Composite Tape for New York Stock Exchange-Listed Stocks during the 30-day period immediately preceding the date in question of a share of Common Stock or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or, if such stock is not listed on such Exchange, the fair market value on the date in question of a share of such stock as determined by a majority of the Board of Directors in good faith.

     (D) A majority of the Board of Directors shall have the power and duty to determine for the purposes of this Article X, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article X, including without limitation, (1) whether a person is a Substantial Stockholder, (2) the number of shares of Common Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a price is in excess of the Fair Market Price, (5) whether a purchase constitutes a Public Transaction and (6) such other matters with respect to which a determination is required under this Article X. The good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all purposes of this Article X.
     (E) Nothing contained in this Article X shall be construed to relieve a Substantial Stockholder from any fiduciary obligation imposed by law.
ARTICLE XI: DIRECTOR AND OFFICER LIABILITY
     To the fullest extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, directors and officers of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except that the provisions of this Article XI shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

ARTICLE XII: DIRECTORS
     The number of directors constituting the current Board of Directors of the Corporation is ten. The names and addresses of said directors are as follows:

Richard T. Clark	One Merck Drive
Whitehouse Station, New Jersey 08889-0100

Johnnetta B. Cole, Ph.D.	900 East Washington Street
Greensboro, North Carolina 27401-3239

William B. Harrison, Jr.	270 Park Avenue
New York, New York 10017-2070

William N. Kelley, M.D.	421 Curie Boulevard
Philadelphia, Pennsylvania 19104-6160

Rochelle B. Lazarus	309 West 49th Street
New York, New York 10019-7399

Thomas E. Shenk, Ph.D.	Washington Road
Princeton, New Jersey 08544-1014

Anne M. Tatlock	One Merck Drive
Whitehouse Station, New Jersey 08889-0100

Samuel O. Thier, M.D.	55 Fruit Street, Bulfinch 370
Boston, Massachusetts 02114-2606

Wendell P. Weeks	1 Riverfront Plaza
Corning, New York 14831

Peter C. Wendell	2884 Sand Hill Road
Menlo Park, California 94025

     IN WITNESS WHEREOF, Merck & Co., Inc. has caused this Restated Certificate of Incorporation to be duly executed this 17th day of May, 2007.

MERCK & CO., Inc.
BY	/s/ Kenneth C. Frazier
Kenneth C. Frazier
Executive Vice President and General Counsel

[Corporate Seal]

	By	/s/ Celia A. Colbert
Celia A. Colbert
Vice President, Secretary and Assistant General Counsel